Exhibit F-1

                              Troutman Sanders LLP
                              Bank of America Plaza
                     600 Peachtree Street, N.E., Suite 5200
                           Atlanta, Georgia 30308-2216
                                  404-885-3000

                                November 7, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549


         Re: Statement on Form U-1 of The Southern Company, et al. (File No. 70-9631)


Ladies and Gentlemen:

         We are familiar with the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to (i) the proposed acquisition by The Southern Company ("Southern") of the capital stock the SPV (as defined in such statement on Form U-1), (ii) the proposed borrowings by the SPV to be evidenced by commercial paper to lenders in the form of promissory notes, (iii) the proposed borrowings by each of Georgia Power Company ("Georgia") and Savannah Electric and Power Company ("Savannah") from the SPV pursuant to the financial services agreement described in such statement on Form U-1 and (iv) the proposed guarantee by Georgia of loans from the SPV to Southern Electric Generating Company ("SEGCO").

         We are of the opinion that Southern is validly organized and duly existing as a corporation under the laws of the State of Delaware, that each of Georgia and Savannah is validly organized and duly existing as a corporation under the laws of the State of Georgia and that, upon the issuance of your order herein and in the event that the proposed transactions by Southern, Georgia and Savannah are consummated in accordance with such statement on Form U-1 and such order:

         (a) all state laws applicable to the proposed transactions by Southern, Georgia and Savannah will have been complied with;

         (b)      Southern will legally acquire the capital stock of the SPV;

         (c) the commercial paper notes issued by the SPV to lenders will be valid and binding obligations of the SPV in accordance with their terms;

         (d) the borrowings by each of Georgia and Savannah pursuant to the financial services agreement will be valid and binding obligations of Georgia and Savannah, as the case may be, in accordance with their terms;

         (e) any guarantee of SEGCO's indebtedness by Georgia will be a valid and binding obligation of Georgia in accordance with its terms; and

         (f) the consummation of the proposed transactions by Southern, Georgia and Savannah will not violate the legal rights of the holders of any securities issued by Southern, Georgia or Savannah or any associate company thereof.

         We hereby consent to the use of this opinion in connection with the above-referenced statement on Form U-1.

                                Very truly yours,

                             /s/Troutman Sanders LLP